Pricing Supplement No. 4                         Filing under Rule 424(b)(2)
Dated November 5, 1997                           Registration No. 333-15323

(To Prospectus dated May 1, 1997)

                                  $165,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       Secured Medium-Term Notes, Series B
                       (A Series of First Mortgage Bonds)
                                       and
                      Unsecured Medium-Term Notes, Series B
               Due from Nine Months to 30 Years from Date of Issue


CUSIP No.:  66765R AZ 9

Secured   X       Unsecured
         ---                  ---

Principal amount ($): $20,000,000

Issue price (%):  100.00%

Selling Agent's commission (%):  .625%

Proceeds to Company (%): 99.375%

Repayable at the option of holder:  Yes  X    No
                                        ---      ---

   Repayment Date:      November 10, 2009

   Repayment Price:     100.00%

   Election Period:     Septeber 10, 2009 through October 10, 2009

Other Terms:      See page 2, "Repayment at Option of Holder"

                  Agency Transaction        ( X )*
                           or
                  Principal Transaction     (   )*

                  Name of Principal(s):     Not Applicable

Selling Agent(s): Merrill Lynch & Co.     X
                                         ---
                  PaineWebber Incorporated   X
                                            ---

Stated interest rate (%):  6.65%

Maturity date:  November 10, 2027

Original issue date:  November 10, 1997

Redeemable:  Yes        No   X
                 ---        ---
     In whole
               ---
     In whole or in part
                         ---

Initial redemption date:  Not Applicable

Initial redemption price:  Not Applicable

Reduction Percentage: Not Applicable

Redemption limitation date:  Not Applicable


*If the Agency Transaction box is checked, the Notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the Notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the Prospectus, dated May 1, 1997 and this Pricing Supplement. If the Principal Transaction box is checked, the Notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue Price (%)"; the Notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the Notes.

                     --------------------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE
        ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                          -----------------------------

REPAYMENT AT OPTION OF HOLDER

                  Each Secured Note offered hereby ("Note") will be repayable by the Company at the option of the registered holder thereof on November 10, 2009, at 100.0% of its principal amount, together with interest payable to the date of repayment. For any Note to be repaid, the Company must receive such Note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Corporate Trustee), within the period commencing September 10, 2009, and ending at the close of business on October 10, 2009 (or, if such October 10 shall not be a business day, the next succeeding business day), together with the form entitled "Option to Elect Repayment" on the reverse of, or otherwise accompanying, such Note duly completed. Any such election so received by the Company within such period shall be irrevocable. The repayment option may be exercised by the registered holder of a Note for less than the entire principal amount of such Note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Corporate Trustee, whose determination will be final and binding.

                  So long as the Depository or the Depository's nominee is the registered holder of the Notes, the Depository or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with the Depository's repayment procedures in effect at the time. See "Book-Entry System" in the accompanying Prospectus. In order to ensure that the Depository or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the Notes, the Beneficial Owner of such interest must instruct the broker or other Direct or Indirect Participant through which it holds such interest to notify the Depository of its election to exercise the repayment option. In addition, the Beneficial Owner must effect delivery of such interest at the time such notice of election is given to the Depository by causing the broker or other Direct or Indirect Participant through which it holds such interest to transfer such interest on the Depository's records to the Corporate Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each Beneficial Owner should consult the broker or other Direct or Indirect Participant through which it holds an interest in the Notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to the Depository.

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